Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED (INDICATED BY: [***]) FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

Royalty Purchase Agreement

By and Between

LadRx Corporation

and

XOMA (US) LLC

Dated as of June 21, 2023

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(continued)

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(continued)

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(continued)

Page
Index of Exhibits
Exhibit A:	Seller’s Wire Transfer Instructions
Exhibit B:	Form of Bill of Sale
Exhibit C:	Form of Licensee Instruction Letter
Exhibit D:	Form of Licensee Consent
Exhibit E-1:	License Agreement
Exhibit E-2:	KTB Agreement
Exhibit F:	Form of Power of Attorney

Index of Schedules
Schedule 1.1:	Aldoxorubicin Structure

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ROYALTY PURCHASE AGREEMENT

This ROYALTY PURCHASE AGREEMENT, dated as of June 21, 2023 (this “Agreement”), is made and entered into by and between LadRx Corporation (formerly known as CytRx Corporation), a Delaware corporation (the “Seller”), on the one hand, and XOMA (US) LLC, a Delaware limited liability company (the “Buyer”), on the other hand.

W I T N E S S E T H:

WHEREAS, pursuant to the License Agreement, the Seller granted to Licensee an exclusive license with respect to the Licensed IP to (among other activities) sell the Licensed Product in the Territory, and Licensee, in partial consideration thereof, agreed to pay the Royalty and other payments to the Seller; and

WHEREAS, the Buyer desires to purchase the Purchased Assets from the Seller, and the Seller desires to sell the Purchased Assets to the Buyer.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

Article 1

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall have the meaning ascribed thereto in Section 1 of the License Agreement.

“Agreement” is defined in the preamble.

“Aldoxorubicin” means the pharmaceutical product known as aldoxorubicin with the chemical structure set forth on Schedule 1.1.

“Applicable Patents” is defined in Section 6.13(c).

“Assignment Agreement” means that certain assignment and assumption agreement, dated and effective as of the date hereof, by and between the Seller and the Buyer.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bill of Sale” is defined in Section 3.3.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, USA are permitted or required by applicable law or regulation to remain closed.

“Buyer” is defined in the preamble.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 5.1 (Existence; Good Standing), Section 5.2 (Authorization), Section 5.3 (Enforceability), Section 5.4 (No Conflicts), and Section 5.8 (Brokers’ Fees).

“Buyer Incumbency Certificate” is defined in Section 3.2(b).

“Buyer Indemnified Parties” is defined in Section 8.1(a).

“Buyer Transaction Expenses” is defined in Section 10.2.

“Closing” is defined in Section 3.1.

“Closing Date” means the date on which the Closing occurs.

“Confidential Information” is defined in Section 7.1.

“Data Room” is defined in Section 3.10.

“Disclosing Party” is defined in Section 7.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.

“Excluded Liabilities and Obligations” is defined in Section 2.3.

“FDA” means the U.S. Food and Drug Administration, or a successor federal agency thereto in the United States.

“FDA Approval” means payment by Licensee of the milestone payment designated as “First FDA approval of Licensed Product” as set forth in Section 3(a)(i) of the License Agreement.

“Governmental Entity” means any: (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Indemnified Party” is defined in Section 8.2.

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“Indemnifying Party” is defined in Section 8.2.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature issued by a competent Governmental Entity.

“Knowledge of the Seller” means the actual knowledge of the Knowledge Parties.

“Knowledge Parties” means [***].

“KTB” means KTB Tumorforschungs GmbH (Tumor Biology Center), a privately-held corporation, and any successor thereof, as permitted pursuant to the terms of the KTB Agreement.

“KTB Agreement” shall have the meaning ascribed thereto in Section 1 of the License Agreement.

“KTB Patent Rights” shall have the meaning ascribed to the term Licensed Patent Rights in Section 1.7 of the KTB Agreement.

“License Agreement” means that certain Exclusive License Agreement, dated and effective as of July 27, 2017, as modified by that certain Reimbursement Agreement dated and effective as of October 3, 2017, and that certain Addendum to License Agreement, dated and effective as of September 27, 2018, by and between the Seller and Licensee.

“Licensed Know How” shall have the meaning ascribed thereto in Section 1 of the License Agreement.

“Licensed IP” means, collectively, the Licensed Patents and the Licensed Know How.

“Licensed Patents” shall have the meaning ascribed thereto in Section 1 of the License Agreement.

“Licensed Product” shall have the meaning ascribed thereto in Section 1 of the License Agreement.

“Licensee” means ImmunityBio, Inc. (formerly known as NantCell, Inc.) and any successor thereof, as permitted pursuant to the terms of this Agreement and the License Agreement.

“Licensee Consent” is defined in Section 3.5.

“Licensee Instruction Letter” is defined in Section 3.4.

“Lien” means any mortgage, lien, pledge, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

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“Material Adverse Effect” shall mean (i) a material adverse effect on: (a) the legality, validity or enforceability of any provision of this Agreement, (b) the ability of the Seller to perform any of its obligations hereunder, (c) the rights or remedies of the Buyer hereunder, (d) the rights of the Seller under the License Agreement, or (e) the validity or enforceability of any of the Licensed Patents; or [***].

“Milestone Payments” means (i) 100% of the regulatory milestones payable to the Seller under Section 3(a) of the License Agreement and (ii) 100% of the commercial milestones payable to Seller under Section 3(b) of the License Agreement.

“Net Sales” shall have the meaning ascribed thereto in Section 1 of the License Agreement.

“Opinions” is defined in Section 3.6.

“Patent Rights” shall have the meaning ascribed to the term Patents in Section 1 of the License Agreement.

“Permitted Liens” means any (i) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable, (ii) statutory liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith by contemporaneous proceedings and (iii) other liens and encumbrances not incurred in connection with the borrowing of money that do not, in the aggregate, materially and adversely affect the use or value of the affected assets provided that, in each case, such liens are automatically released upon the sale or other transfer of the affected assets (it being understood that any obligations secured by such “Permitted Liens” shall remain the obligations of the Seller).

“Permitted Reduction” means a Royalty Reduction pursuant to Section 4(b) of the License Agreement (as limited by Section 4(c) of the License Agreement), excluding any such Royalty Reduction that is attributable to Seller Withholding Taxes.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, Governmental Entity, authority, bureau or agency, any other entity or body, or an individual.

“Power of Attorney” is defined in Section 3.9.

“Prime Rate” means the prime rate published by the Wall Street Journal, from time to time, as the prime rate.

“Proceeds” means any amounts actually recovered by the Seller as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to the License Agreement related to or involving the Purchased Assets.

“Purchase Price” means the aggregate purchase price of $5,000,000, to be allocated between this Agreement and the Assignment Agreement as set forth in Section 2.1(b).

“Purchased Assets” means collectively, (i) the Purchased Receivables and (ii) the Shared Rights.

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“Purchased Receivables” means (i) all Royalty payments and Milestone Payments; (ii) all payments or amounts payable to the Seller under the License Agreement in lieu of such payments of the foregoing clause (i); (iii) any damages, settlements or other monetary awards recovered by Seller or any payments or amounts payable to the Seller, in each case, under Section 5(g) of the License Agreement; (iv) any payments or amounts payable to the Seller under Section 4(h) of the License Agreement; (v) any interest payments to the Seller under Section 4(e) of the License Agreement assessed on any payments described in the foregoing clauses (i), (ii), (iii) and (iv); (vi) any payments or amounts payable to the Seller under Section 9(b) of the License Agreement to the extent such payments relate to any payments described in the foregoing clauses (i), (ii), (iii), (iv), and (v); and (vii) and Proceeds payable to the Buyer in accordance with this Agreement.

“Receivables” means 100% of all payments due to the Seller under the License Agreement.

“Receiving Party” is defined in Section 7.1.

“Representative” means, with respect to any Person, (i) any direct or indirect stockholder, member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.

“Royalty” means all payments payable to Seller under Section 4(a) of the License Agreement with respect to Net Sales of a Licensed Product, subject to Sections 4(b) and 4(c) of the License Agreement.

“Royalty Reduction” is defined in Section 4.9(l).

“Royalty Reports” means the quarterly reports deliverable by Licensee pursuant to Section 4(e) of the License Agreement setting forth Net Sales of the Licensed Products in the Territory on a country-by-country basis.

“Seller” is defined in the preamble.

“Seller Closing Certificate” is defined in Section 3.2(a).

“Seller Fundamental Representations” means the representations and warranties contained in Section 4.1 (Existence; Good Standing), Section 4.2 (Authorization), Section 4.3 (Enforceability), Section 4.4 (No Conflicts), Section 4.9 (License Agreement), Section 4.10 (Title to Purchased Assets), Section 4.11 (Intellectual Property), Section 4.12 (UCC Representations and Warranties), and Section 4.13. (Brokers’ Fees).

“Seller Indemnified Parties” is defined in Section 8.1(b).

“Seller Withholding Taxes” means any deduction of any withholding taxes, value-added taxes or other taxes, levies or charges pursuant to the License Agreement as a result of any action by the Seller after the Closing Date, such as an assignment or re-domiciliation by the Seller, or any failure on the part of the Seller to comply with applicable law (such withholding tax, “Seller Withholding Taxes”).

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“Shared Rights” means, collectively, solely to the extent that the Purchased Receivables are actually due and payable, the rights of the Seller under the License Agreement to bring any action, demand, proceeding or claim, whether in law or in equity, to enforce any rights to receive the Purchased Receivables.

“Territory” shall have the meaning ascribed thereto in Section 1 of the License Agreement and for purposes of this Agreement and the License Agreement shall include all countries of the world.

“UCC” means Article 9 of the New York Uniform Commercial Code, as in effect from time to time.

“Valid Claim” shall have the meaning ascribed thereto in Section 1.20 of the KTB Agreement.

“Zevra Agreement” shall have the meaning ascribed thereto in the Recitals of the Assignment Agreement.

Section 1.2 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(b) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(c) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) references to a Person are also to its permitted successors and assigns;

(e) definitions are applicable to the singular as well as the plural forms of such terms;

(f) unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a specific “Section of the Disclosure Schedule” refers to the corresponding part of the Disclosure Schedule;

(g) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(h) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

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Section 1.3 Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Article 2
PURCHASE, SALE AND ASSIGNMENT OF THE PURCHASED ASSETS

Section 2.1 Closing; Purchase Price.

(a) Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller all of the Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens, and rights in and to the Shared Rights, free and clear of any and all Liens, other than the Seller’s retention of its rights, title and interest in and to the Shared Rights. The aggregate purchase price to be paid to the Seller for the sale, transfer, assignment and conveyance of the Seller’s right, title and interest in and to (i) the Purchased Assets pursuant to this Agreement and (ii) the Zevra Agreement pursuant to the Assignment Agreement, in each case to the Buyer is the Purchase Price, which, for the avoidance of doubt, shall not exceed $5,000,000. At the Closing, the Buyer shall, by wire transfer of immediately available funds, pay to the Seller cash in an amount equal to the Purchase Price to one or more accounts specified by the Seller on Exhibit A.

(b) Allocation of Purchase Price. Following the Closing, the parties hereto shall use reasonable efforts to allocate the Purchase Price, as mutually agreed, between this Agreement and the Assignment Agreement within sixty (60) days of the Closing Date.

Section 2.2 Post-Closing Payments. Following the Closing and the Buyer’s receipt of written confirmation from the Seller of FDA Approval, the Buyer shall make a one-time payment to the Seller of $4,000,000 by wire transfer of immediately available funds as directed by the Seller thirty (30) days after the Buyer’s receipt of an invoice; provided, however, that the Buyer shall have the right, but not the obligation, to deduct from such payment, in whole or in part, amounts owed by the Seller or claimed in good faith to be owed by the Seller to any Buyer Indemnified Party whereby Buyer simultaneous with the deduction also shall submit a notice of claim as set forth in Section 8.2 if such notice of claim has not previously been submitted; [***]. The Seller hereby agrees and acknowledges that: (i) such payment is a contingent payment obligation of Buyer and there can be no assurance regarding the occurrence of the and (ii) the Buyer shall have no obligation or liability with respect to such payment unless and until the FDA Approval has occurred.

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Section 2.3 No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, the Buyer is purchasing, acquiring and accepting only the Purchased Assets, and the Buyer is not assuming any liability or obligation of the Seller or any of the Seller’s Affiliates of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, mature or unmatured, whether currently existing or hereinafter arising, including the following (collectively, the “Excluded Liabilities and Obligations”):

(a) any liability or obligation of the Seller or any of the Seller’s Affiliates under the License Agreement;

(b) any liability arising from or related to any noncompliance with any law applicable to the Seller; and

(c) any liability or obligation of the Seller or any of the Seller’s Affiliates, under the KTB Agreement.

All Excluded Liabilities and Obligations shall be retained by and remain liabilities and obligations of the Seller or the Seller’s Affiliates, as the case may be. Except as specifically set forth herein in respect of the Purchased Assets purchased, acquired and accepted hereunder, the Buyer does not, by such purchase, acquisition and acceptance, acquire any other contract rights of the Seller under the License Agreement or any other assets of the Seller.

Section 2.4 True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement constitute a sale of the Purchased Assets from the Seller to the Buyer and not a financing transaction, borrowing or loan. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Purchased Assets as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the seller and/or debtor and the Buyer as the buyer and/or secured party in respect of the Purchased Assets. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to the Buyer, as security for the obligations of the Seller hereunder, a first priority security interest in and to all right, title and interest of the Seller, in, to and under the Purchased Assets and any “proceeds” (as such term is defined in the UCC) thereof, and the Seller does hereby authorize the Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) as are necessary to perfect such security interest.

Section 2.5 Withholding Taxes. Notwithstanding anything herein to the contrary, the Buyer and any of its Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended, or otherwise under applicable law. To the extent that amounts are so deducted and withheld, such amounts shall be (i) remitted by the deducting or withholding person to the applicable taxing authority to the extent required by applicable law, and (ii) treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

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Article 3

CLOSING

Section 3.1 Closings; Payment of Purchase Price.

(a) Closing. The purchase and sale of the Purchased Assets shall take place on the date hereof or at such other place, time and date as the parties hereto may mutually agree (the “Closing”). At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Purchase Price less the Buyer Transaction Expenses to the Seller by wire transfer of immediately available funds to one or more accounts specified by the Seller on Exhibit A.

Section 3.2 Closing Certificates.

(a) Seller’s Closing Certificate. At the Closing, the Seller shall deliver to the Buyer a certificate of the Secretary of the Seller, dated as of the Closing Date, certifying (i) as to the incumbency of the officer of the Seller executing this Agreement, and (ii) as to the attached copies of Seller’s certificate of incorporation, bylaws and resolutions adopted by the Seller’s board of directors authorizing the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby (the “Seller Closing Certificate”).

(b) Buyer’s Incumbency Certificate. At the Closing, the Buyer shall deliver to the Seller a certificate of an authorized person of the Buyer certifying as to the incumbency of the officers executing this Agreement on behalf of Buyer (the “Buyer Incumbency Certificate”).

Section 3.3 Bill of Sale. At the Closing, upon confirmation of the receipt of the Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Purchased Assets, substantially in the form attached hereto as Exhibit B (the “Bill of Sale”).

Section 3.4 Licensee Instruction. At the Closing, the Seller shall deliver to the Buyer an instruction letter, in substantially the form attached hereto as Exhibit C (the “Licensee Instruction Letter”), duly executed by the Seller, instructing Licensee to pay the Purchased Receivables to the account specified by Buyer, which shall be delivered to the Licensee following the Closing.

Section 3.5 Licensee Consent. At the Closing, the Seller shall deliver to the Buyer a consent letter, in substantially the form attached hereto as Exhibit D (the “Licensee Consent”), duly executed by the Seller and Licensee to be acknowledged by the Buyer, pursuant to which Licensee (i) consents to the sale of the Purchased Receivables pursuant to this Agreement, (ii) consents to the assignment of rights in and to the Shared Rights pursuant to this Agreement, and (iii) agrees to pay the Purchased Receivables directly to the account specified by Buyer in accordance with the Licensee Instruction Letter to be delivered to Licensee at the Closing.

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Section 3.6 Legal Opinions. At the Closing, Haynes and Boone LLP, as counsel to the Seller, and Richards, Layton & Finger, P.A., as Delaware counsel to the Seller, shall deliver to the Buyer duly executed legal opinions in the form previously agreed by the parties hereto, including an opinion by Richards, Layton & Finger, P.A. that the authorization by the stockholders of the Seller of the transactions contemplated hereby is not required under Section 271 of the Delaware General Corporation Law (the “Opinions”).

Section 3.7 Form W-9 from the Seller. At the Closing, the Seller shall deliver to the Buyer a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal withholding tax and “backup” withholding tax.

Section 3.8 Form W-9 from the Buyer. At the Closing, the Buyer shall deliver to the Seller a valid, properly executed IRS Form W-9 certifying that the Buyer is exempt from U.S. federal withholding tax with respect to any and all payments of in respect of the Purchased Receivables.

Section 3.9 Power of Attorney. At the Closing, the Seller shall deliver to the Buyer a duly executed power of attorney (the “Power of Attorney”), substantially in the form attached hereto as Exhibit F.

Section 3.10 Data Room. At the Closing, the Seller shall deliver to the Buyer an electronic copy of all of the information and documents posted to the virtual data room established by the Seller as of the date hereof and made available to the Buyer (the “Data Room”) for archival purposes only.

Section 3.11 Expenses. Subject to Section 10.2, at the Closing, the Seller shall deliver payment of the Buyer Transaction Expenses to the Buyer by wire transfer of immediately available funds to one or more accounts specified by the Buyer, unless the Buyer deducts the Buyer Transaction Expenses from the Purchase Price.

Article 4

SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants to the Buyer that as of the date hereof:

Section 4.1 Existence; Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.2 Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

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Section 4.3 Enforceability. The Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.

Section 4.4 No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the organizational documents of the Seller, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to the Seller, (iii) contravene or conflict with or constitute a default under the License Agreement or (iv) contravene or conflict with or constitute a material default under any other material contract or material agreement binding upon or applicable to the Seller.

Section 4.5 Consents. Except for the Licensee Consent or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.

Section 4.6 No Litigation. There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the Knowledge of the Seller, threatened to which the Seller is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

Section 4.7 Compliance with Laws. The Seller is not in violation of, and to the Knowledge of the Seller, the Seller is not under investigation with respect to nor has the Seller been threatened to be charged with or given notice of any violation of, any law or Judgment applicable to the Seller, which violation would reasonably be expected to have a Material Adverse Effect.

Section 4.8 No Undisclosed Events or Circumstances. Except as set forth on Section 4.8 of the Disclosure Schedule, and except for the transactions contemplated hereby, no event or circumstance has occurred or exists with respect to the Seller, its Affiliates, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Seller but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would constitute a Material Adverse Effect. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Seller, threatened against the Seller or any of its Affiliate which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Seller, threatened, against or involving the Seller or any of its Affiliates, or any of their respective properties or assets that would be reasonably be expected to result in a Material Adverse Effect.

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Section 4.9 License Agreement. Attached hereto as Exhibits E-1 and E-2 are true, correct and complete copies of the License Agreement and the KTB Agreement, including any amendments, modifications or side letters relating to the License Agreement and the KTB Agreement. The Seller has delivered to the Buyer true, correct and complete copies of all formal written notices provided to the Seller pursuant to Section 10(m) of the License Agreement.

(a) No Other Agreements. The License Agreement is the only agreement, instrument, arrangement, waiver or understanding between the Seller (or any predecessor or Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand, relating to the subject matter thereof, and there are no other agreements, instruments, arrangements, waivers or understandings between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand, that relate to the License Agreement, the Licensed IP, the Licensed Products (including the development or commercialization thereof), or the Purchased Assets. The Seller has not proposed or received any proposal, to amend or waive any provision of the License Agreement in any manner that would result in a breach of this Agreement or otherwise reasonably be expected (with or without the giving of notice or the passage of time, or both) to have a Material Adverse Effect.

(b) Licenses/Sublicenses. To the Knowledge of the Seller, there are no licenses or sublicenses entered into by Licensee or any other Person (or any predecessor or Affiliate thereof) in respect of Licensee’s rights and obligations under the License Agreement (including any Licensed IP). The Seller has not received any request for consent from Licensee pursuant to Section 2(b) of the License Agreement.

(c) Validity and Enforceability of License Agreement. (i) The License Agreement is legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (ii) the Seller is not, and to the Knowledge of the Seller, Licensee is not, in breach thereof or default under the License Agreement, and to the Knowledge of the Seller, no event has occurred that with notice or lapse of time would constitute a breach thereof or default thereunder, or permit termination, modification, or acceleration, under the License Agreement; and (iii) no party to the License Agreement has repudiated any provision of the License Agreement and the Seller has not received any notice in connection with the License Agreement challenging the validity, enforceability or interpretation of any provision of such agreement, including the obligation to pay any portion of the Purchased Receivables without set-off of any kind.

(d) Licensed Product. Aldoxorubicin is a Licensed Product. Licensee and its Affiliates are required to pay royalties under Section 4(a) of the License Agreement on all Net Sales by or on behalf of them and any of their (sub)licensees of any Licensed Products in the Territory on a country-by-country basis. The Seller has the right to receive the Royalty, subject to Section 4(a) of the License Agreement, on Net Sales of the Licensed Products in the Territory for so long as Licensee, one of its Affiliates or any of its or their (sub)licensees is selling the Licensed Products.

(e) No Liens or Assignments by the Seller. The Seller has not, except for Permitted Liens and as contemplated hereby, conveyed, assigned or in any other way transferred or granted any liens upon or security interests with respect to all or any portion of its right, title and interest in and to the Purchased Assets, the Licensed IP or the License Agreement.

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(f) No Waivers or Releases. The Seller has not granted any material waiver under the License Agreement and has not released Licensee, in whole or in part, from any of its material obligations under the License Agreement.

(g) No Termination. The Seller has not (i) given Licensee any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate the License Agreement or (ii) received any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate either the License Agreement. To the Knowledge of the Seller, no event has occurred that would give rise to the expiration or termination of the License Agreement.

(h) No Breaches or Defaults. There is and has been no material breach or default under any provision of the License Agreement either by the Seller (or any predecessor thereof) or, to the Knowledge of the Seller, by Licensee (or any predecessor thereof), and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by the Seller or, to the Knowledge of the Seller, by Licensee.

(i) Payments Made. The Seller has received from Licensee the full amount of the payments due and payable under the License Agreement.

(j) No Assignments by Licensee. The Seller has not consented to any assignment or other transfer by Licensee or any of its predecessors of any of their rights or obligations under the License Agreement, and, to the Knowledge of the Seller, Licensee has not assigned or otherwise transferred or granted any liens upon or security interest with respect to any of its rights or obligations under the License Agreement to any Person.

(k) No Indemnification Claims. The Seller has not notified Licensee or any other Person of any claims for indemnification under the License Agreement nor has the Seller received any claims for indemnification under the License Agreement, whether pursuant to Section 9 thereof or otherwise.

(l) No Royalty Reductions. To the Knowledge of the Seller, the amount of the Royalty due and payable under Section 4(a) of the License Agreement is not, as of the date hereof, subject to any claim against the Seller pursuant to any right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise (including, for the avoidance of doubt, any deduction of any withholding taxes, value-added taxes or other taxes, levies or charges) (each, a “Royalty Reduction”), including any Permitted Reduction. To the Knowledge of the Seller, no event or condition exists (except for the existence of Section 4(b) in the License Agreement) that, upon notice or passage of time or both, would reasonably be expected to permit Licensee to claim, or have the right to claim, a Royalty Reduction.

(m) No Notice of Infringement. The Seller has not received any written notice from, or given any written notice to, Licensee pursuant to Section 5(d) of the License Agreement or otherwise.

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(n) Audits. The Seller has not initiated, pursuant to Section 4(h) of the License Agreement or otherwise, any inspection or audit of books of accounts or other records pertaining to Net Sales, the calculation of royalties or other amounts payable to the Seller under the License Agreement.

(o) In-License. There are no KTB Patent Rights for which a Valid Claim remains in effect that are licensed to the Seller under the KTB Agreement. All KTB Patent Rights licensed to the Seller under the KTB Agreement are not in full force and effect and have lapsed, expired, or otherwise terminated. The KTB Agreement has expired pursuant to Section 10.1 thereof.

Section 4.10 Title to Purchased Assets. The Seller has good and marketable title to the Purchased Assets free and clear of all Liens (other than Permitted Liens). Upon payment of the Purchase Price by the Buyer, the Buyer will acquire, subject to the terms and conditions set forth in this Agreement and the License Agreement, good and marketable title to the Purchased Assets, free and clear of all Liens (other than Liens created by the Buyer).

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedule lists all the Licensed Patents. Except for as set forth on Section 4.11(a)(2) of the Disclosure Schedule, the Seller is the sole owner of, and has the sole interest in, all of the Licensed Patents. Section 4.11(a) of the Disclosure Schedule specifies as to each of the Licensed Patents, as applicable, the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent numbers and application numbers and issue and filing dates.

(b) Except as set forth in Section 4.11(b) of the Disclosure Schedule, there are no pending or, to the Knowledge of the Seller, threatened litigations, interferences, reexamination, oppositions or like procedures involving any Licensed Patents.

(c) Except for as set forth on Section 4.11(c) of the Disclosure Schedule, all of the issued Licensed Patents are in full force and effect and have not lapsed, expired or otherwise terminated, and, to the Knowledge of the Seller, are valid and enforceable. The Seller has not received any written notice relating to the lapse, expiration or other termination of any of the Licensed Patents (excluding, with respect to patent applications during the period when such patent applications were pending, all office actions from the U.S. Patent & Trademark Office and any equivalent patent office in any other jurisdiction involving such Licensed Patents during routine patent prosecution), or any written legal opinion that alleges that any of the issued Licensed Patents is invalid or unenforceable.

(d) To the Knowledge of the Seller, there is no Person who is or claims to be an inventor under any of the Licensed Patents who is not a named inventor thereof.

(e) The Seller has not, and, to the Knowledge of the Seller, Licensee has not, received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller or Licensee, as applicable, in and to, or the patentability, validity or enforceability of, any Licensed Patent (excluding, with respect to patent applications during the period when such patent applications were pending, all office actions from the U.S. Patent & Trademark Office and any equivalent patent office in any other jurisdiction involving such Licensed Patents during routine patent prosecution), or asserting that the development, manufacture, importation, sale, offer for sale or use of any Licensed Product infringes any patent or other intellectual property rights of such Person.

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(f) To the Knowledge of the Seller, the discovery and development of the Licensed Products did not and does not infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any third party. Neither the Seller nor, to the Knowledge of the Seller, Licensee, has, except pursuant to the KTB Agreement (subject to Section 4.9(o)), in-licensed any patents or other intellectual property rights covering the manufacture, use, sale, offer for sale or import of the Licensed Products.

(g) To the Knowledge of the Seller, the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Licensed Products has not and will not, infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any other Person.

(h) To the Knowledge of the Seller, no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Licensed Patents or any other patent right claiming the composition of matter of, or the method of making or using, any Licensed Product.

(i) Except as set forth on Section 4.11(i) of the Disclosure Schedule, all required maintenance fees, annuities and like payments with respect to the Licensed Patents for which the Seller controls the prosecution and maintenance in accordance with Section 5(c) of the License Agreement, and to the Knowledge of the Seller, with respect to all other Licensed Patents, have been paid timely.

Section 4.12 UCC Representation and Warranties. The Seller’s exact legal name is, and as of September 26, 2022 has been, “LadRx Corporation”. From November 13, 2007 to September 26, 2022, the Seller’s exact legal name was “CytRx Corporation.” CytRx Corporation was originally incorporated under the name SynthRx, Inc. on February 28, 1985. The Seller is, and for the prior ten years has been, incorporated in Delaware.

Section 4.13 Brokers’ Fees. Except for Roth Capital Partners, LLC, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.14 No Implied Representations and Warranties. BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN Article 4, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE LICENSE AGREEMENT, ANY LICENSED PATENTS, THE PURCHASED ASSETS OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. Buyer Acknowledges and agrees that, except FOR FRAUD, WILLFUL MISCONDUCT, INTENTIONAL MISREPRESENTATION, INTENTIONAL BREACH, AND as expressly set forth in any representation or warranty in Article 4, Buyer shall have no claim or right regarding to losses or damages pursuant to SECTION 8.1(a)[***].

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Article 5

BUYER’S REPRESENTATIONS AND WARRANTIES

The Buyer represents and warrants to the Seller that as of the date hereof:

Section 5.1 Existence; Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all powers and authority, and all licenses, permits, franchises, authorization, consents and approvals of all Governmental Entities, required to own its property and conduct its business as now conducted.

Section 5.2 Authorization. The Buyer has all company power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

Section 5.3 Enforceability. This Agreement has been duly executed and delivered by an authorized person of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 5.4 No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and shall not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.

Section 5.5 Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement, other than the filing of financing statement(s) in accordance with Section 2.4, or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

Section 5.6 No Litigation. There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the knowledge of the Buyer, threatened to which the Buyer is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

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Section 5.7 Financing. The Buyer has sufficient cash on hand to pay the entire Purchase Price. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

Section 5.8 Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Article 6

COVENANTS

Section 6.1 Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall, if not prohibited by applicable law, allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance).

Section 6.2 Payments Received In Error; Interest.

(a) Commencing on the Closing Date and at all times thereafter, if any payment of any portion of the Purchased Receivables is made to the Seller, the Seller shall pay such amount to the Buyer, promptly (and in any event within ten (10) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Buyer. The Seller shall notify the Buyer of such wire transfer and provide reasonable details regarding the Purchased Receivables payment so received by the Seller. The Seller agrees that, in the event any payment of the Purchased Receivables is paid to the Seller, the Seller shall (i) until paid to the Buyer, hold such payment received in trust for the benefit of the Buyer and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.

(b) Commencing on the Closing Date and at all times thereafter, if any payment due under the License Agreement that does not constitute the Purchased Receivables is made to the Buyer, the Buyer shall pay such amount to the Seller, promptly (and in any event within five (5) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Seller. The Buyer shall notify the Seller of such wire transfer and provide reasonable details regarding the erroneous payment so received by the Buyer. The Buyer agrees that, in the event any payment due under the License Agreement that does not constitute the Purchased Receivables is paid to the Buyer, the Buyer shall (i) until paid to the Seller, hold such payment received in trust for the benefit of the Seller and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.

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(c) A late fee of 4% over the Prime Rate shall accrue on all unpaid amounts with respect to any sum payable under Section 6.2(a) or Section 6.2(b) beginning five (5) Business Days after receipt of such payment received in error.

Section 6.3 Royalty Reduction. If Licensee exercises any Royalty Reduction against any payment of the Purchased Receivables other than for a Permitted Reduction, such Royalty Reduction shall not reduce any payment of the Purchased Receivables otherwise payable to the Buyer, and if such Royalty Reduction reduces any payment of the Purchased Receivables to less than the full amount of the Purchased Receivables, then Seller shall promptly (and in any event within five (5) Business Days following the payment of the Purchased Receivables affected by such Royalty Reduction) make a true-up payment to the Buyer such that the Buyer receives the full amount of such Purchased Receivables payments that would have been payable to the Buyer had such Royalty Reduction not occurred.

Section 6.4 Seller Withholding Taxes. If Seller Withholding Taxes reduce any payment of the Purchased Receivables to less than the full amount of the Purchased Receivables, then Seller shall promptly (and in any event within five (5) Business Days following the payment of the Purchased Receivables affected by such Seller Withholding Taxes) make a true-up payment to the Buyer such that the Buyer receives the full amount of such Purchased Receivables payments that would have been payable to the Buyer had such event triggering Seller Withholding Taxes not occurred. For the avoidance of doubt, any withholding taxes, value-added taxes or other taxes, levies or charges that exist due to Seller being a Delaware corporation complying with applicable law shall not be considered Seller Withholding Taxes.

Section 6.5 Royalty Reports; Notices and Other Information from the Licensee. Promptly (and in any event within five (5) Business Days) following the receipt by the Seller of any Royalty Report or other notice, correspondence or confidential information relating to the Purchased Receivables or the Licensed Product in the Territory that has been provided to the Seller under the License Agreement and that the Licensee has not provided to the Buyer directly, the Seller shall furnish a true, correct and complete copy of the same to the Buyer.

Section 6.6 Notices and Other Information to the Licensee. The Seller shall not send (or refrain from sending), without the prior written consent of the Buyer, any material written notice or correspondence to Licensee, except for any such material written notice or correspondence that (i) does not relate to the Purchased Receivables and (ii) would not, and does not relate to a matter that would, reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Effect.

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Section 6.7 Inspections and Audits of Licensee. Pursuant to the Power of Attorney, the Buyer shall have the right to, or at the written request of the Buyer, the Seller shall, to the extent permitted under Section 4(h) of the License Agreement, cause an inspection or audit by an independent public accounting firm to be made for the purpose of determining the correctness of Purchased Receivables payments made under the License Agreement. With respect to any inspection or audit (i) initiated by the Buyer pursuant to the Power of Attorney, (ii) requested by the Buyer or (iii) undertaken by the Seller on its own initiative with respect to the Purchased Receivables, the Seller shall, for purposes of Section 4(h) of the License Agreement, select such independent public accounting firm as the Buyer shall recommend for such purpose (as long as such independent certified public accountant is reasonably acceptable to Licensee as required by Section 4(h) of the License Agreement). The Buyer shall pay the Seller the expenses of any inspection or audit requested by the Buyer (including the fees and expenses of such independent public accounting firm designated for such purpose) that would otherwise be borne by the Seller pursuant to the License Agreement (if and as such expenses are actually incurred by the Seller).

Section 6.8 Amendment or Assignment of License Agreement. The Seller shall not, without the prior written consent of the Buyer, assign, amend, modify, supplement or restate (or consent to any assignment, amendment, modification, supplement or restatement of) any provision of the License Agreement. Subject to the foregoing, promptly, and in any event within five (5) Business Days, following receipt by the Seller of any final assignment, amendment, modification, supplement or restatement of the License Agreement, the Seller shall furnish a copy of the same to the Buyer.

Section 6.9 Maintenance of License Agreement. The Seller shall comply in all material with the Seller’s obligations under the License Agreement and shall not take any action or forego any action that would reasonably be expected to constitute a material breach thereof or default thereunder. Promptly, and in any event within five (5) Business Days, after receipt of any (written or oral) notice from the applicable counterparty thereto of an alleged breach or default by the Seller under the License Agreement, the Seller shall give notice thereof to the Buyer, including delivering the Buyer a copy of any such written notice. After consultation with the Buyer and as reasonably requested by the Buyer, the Seller shall use reasonable best efforts to cure any breaches or defaults by the Seller under the License Agreement and shall give written notice to the Buyer upon curing any such breach or default. In connection with any dispute regarding an alleged breach or default by the Seller that is solely related to the Purchased Assets, involves a Licensed Patent (including patent term restoration, extension or adjustment, supplementary protection certificates and the like or any foreign equivalent), or could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, the Seller shall employ such counsel, reasonably acceptable to the Seller, as the Buyer may select. The Seller shall not, without the prior written consent of the Buyer, (i) forgive, release or compromise any amount owed to or becoming owed to the Seller under the License Agreement in respect of the Purchased Receivables or (ii) waive any obligation of, or grant any consent to, the Licensee under, in respect of or related to the Purchased Assets. The Seller shall not, without the prior written consent of Buyer, exercise or enforce the Seller’s applicable rights under the License Agreement in any manner that would result in a breach of this Agreement or otherwise reasonably be expected (with or without the giving of notice or the passage of time, or both) to have a Material Adverse Effect. The Seller shall not, without the prior written consent of the Buyer, enter into any new agreement or legally binding arrangement in respect of the Licensed Patents.

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Section 6.10 Enforcement of License Agreement.

(a) Notice of Breaches by Licensee. Promptly (and in any event within five (5) Business Days) after the Seller becomes aware of, or comes to believe in good faith that there has been, a breach of the License Agreement by the applicable counterparty thereto, the Seller shall provide notice of such breach to the Buyer. In addition, the Seller shall provide to the Buyer a copy of any written notice of breach or alleged breach of the License Agreement delivered by the Seller to the applicable counterparty thereto as soon as practicable and in any event not less than five (5) Business Days following such delivery.

(b) Enforcement of License Agreement. In the case of any breach by the applicable counterparty referred to in Section 6.10(a), the Seller shall consult with the Buyer regarding the timing, manner and conduct of any enforcement of the applicable counterparty’s obligations under the License Agreement. Following such consultation, the Seller shall not, without the prior written consent of the Buyer, and if reasonably requested by the Buyer, the Seller shall exercise such rights and remedies relating to any such breach as shall be available to the Seller whether under the License Agreement or by operation of law and employ such counsel reasonably acceptable to the Seller as the Buyer shall recommend for such purpose.

(c) Allocation of Proceeds and Costs of Enforcement. Each of the Buyer and the Seller shall bear its own fees and expenses incurred in enforcing the applicable counterparty’s obligations under the License Agreement pursuant to this Section 6.10, provided that the Buyer shall pay all costs and expenses pursuant to Section 6.10(b). The Proceeds resulting from any enforcement of the applicable counterparty’s obligations under the License Agreement undertaken at the Buyer’s request pursuant to this Section 6.10 shall be applied first to reimburse the Seller and the Buyer for any expenses incurred by them in connection with such enforcement, with the remainder of the Proceeds distributed to the Buyer. The Seller hereby assigns, and, if not presently assignable, agrees to assign, to the Buyer the amount of Proceeds due to the Buyer in accordance with this Section 6.10. Notwithstanding anything to the contrary, nothing in this Section 6.10 shall reduce the payments by Buyer of the payment obligations set forth in Section 2.2.

Section 6.11 Termination of License Agreement. The Seller shall not, without the prior written consent of the Buyer, (i) exercise any right to terminate the License Agreement, in whole or in part, (ii) agree with Licensee to terminate the License Agreement, in whole or in part, or (iii) take, or permit any Affiliate or sublicensee to take, any action that would reasonably be expected to give Licensee the right to terminate the License Agreement, in whole or in part.

Section 6.12 Preservation of Rights. The Seller shall not, without the prior written consent of the Buyer, hereafter sell, transfer, hypothecate, assign or in any manner convey or mortgage, pledge or grant a security interest or other encumbrance of any kind in any the Seller’s right, title, and interest in any portion of the Licensed Patents or the License Agreement that could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect. The Seller shall not hereafter subject to a Lien (other than a Permitted Lien), sell, transfer, assign, convey title (in whole or in part), grant any right to, or otherwise dispose of any portion of the Purchased Assets.

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Section 6.13 Enforcement; Defense; Prosecution and Maintenance.

(a) The Seller shall promptly inform the Buyer of any suspected infringement by a third party of any of the Licensed Patents or any other patent right claiming the composition of matter of, or the method of making or using, any Licensed Product in the Territory. The Seller shall (i) provide to the Buyer a copy of any written notice of any suspected infringement in the Territory of any of the Licensed Patents and all pleadings filed in such action and (ii) notify the Buyer of any material developments in any claim, suit or proceeding resulting from such infringement that are delivered by Licensee to the Seller under Sections 5(d) and 5(f) of the License Agreement or otherwise as soon as practicable and in any event not less than five (5) Business Days following such delivery.

(b) If the Seller has the right to join an enforcement action in the Territory as set forth in Section 5(d) of the License Agreement, the Seller shall, if requested in writing by the Buyer, promptly, and in any event within five (5) Business Days after receipt of such request, exercise such right as instructed by the Buyer and the Seller shall employ such counsel reasonably acceptable to the Seller as the Buyer shall recommend for such purpose. The Seller shall not join any infringement action in the Territory under Section 5(d) of the License Agreement or initiate any infringement action in the Territory under Section 5(e) of the License Agreement without the Buyer’s prior consent, which will not be unreasonably withheld, delayed, or conditioned.

(c) Promptly (and in any event within five (5) Business Days) following the Seller receiving notice from the Licensee pursuant to Section 5(c) of the License Agreement of the Licensee’s intention to allow any of the Licensed Patents in the Territory to lapse or become abandoned or to not file patent applications for any of the Licensed Patents in the Territory (such Patent Rights, the “Applicable Patents”), the Seller shall inform the Buyer of such notice and, as reasonably requested by the Buyer, the Seller shall exercise its rights under Section 5(c) of the License Agreement to assume the prosecution and maintenance of any such Applicable Patents.

(d) The Seller shall act as reasonably requested by the Buyer, and in all cases to the extent provided for in, or permitted by, the License Agreement, to (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to diligently prosecute, preserve and maintain any Licensed Patents in the Territory for which it controls the prosecution and maintenance, in accordance with Section 5(c) of the License Agreement including payment of maintenance fees or annuities on any such Licensed Patents, which, as between the parties, shall be at the sole expense of the Buyer, (ii) prosecute any corrections, substitutions, reissues, reviews and reexaminations of any Licensed Patents in the Territory, for which it controls the prosecution and maintenance, in accordance with Section 5(c) of the License Agreement, and any other forms of patent term restoration in any applicable jurisdiction in the Territory, (iii) diligently enforce and defend any Licensed Patents for which it controls the defense and enforcement in the Territory, including by bringing any legal action for infringement or defending any counterclaim of invalidity or unenforceability or action of a third party for declaratory judgment of non-infringement or non-interference), and (iv) not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment (including through lack of enforcement against third party infringers), of any Licensed Patents in the Territory for which it controls the prosecution and maintenance, in accordance with Section 5(c) of the License Agreement. For purposes of compliance with this Section 6.13(d), the Seller shall employ such counsel reasonably acceptable to the Seller as the Buyer shall recommend for such purpose.

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Section 6.14 Power of Attorney. The Buyer shall have the right to use the Power of Attorney to exercise on behalf of the Seller with respect to [***].

Section 6.15 Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement. Each of the Buyer and the Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 6.16 Further Assurances. After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.

Article 7

CONFIDENTIALITY

Section 7.1 Confidentiality. Except as provided in this Article 7 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for five (5) years thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(e) is subsequently disclosed to the Receiving Party on a non-confidential basis by a third party without obligations of confidentiality with respect thereto.

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Section 7.2 Authorized Disclosure.

(a) Either party may disclose Confidential Information with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:

(i) prosecuting or defending litigation;

(ii) complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii) complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv) for regulatory, tax or customs purposes;

(v) for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(vi) disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be informed of and bound by obligations of confidentiality and non-use prior to any such disclosure; or

(vii) disclosure to its actual or potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure.

(b) Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 7.2(a)(i), (a)(ii), (a)(iii) or (a)(iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information and to limit the required scope of such disclosure. In any event, the Buyer shall not file any patent application based upon or using the Confidential Information of Seller provided hereunder.

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Article 8

INDEMNIFICATION

Section 8.1 General Indemnity. Subject to Section 8.3, from and after the Closing:

(a) the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Seller in this Agreement, (ii) any breach of any of the covenants or agreements of the Seller in this Agreement, and (iii) any Excluded Liabilities and Obligations; provided, however, that the foregoing shall exclude any indemnification to any Buyer Indemnified Party (i) that results from the gross negligence or willful misconduct of a Buyer Indemnified Party or (ii) that results from acts or omissions of the Seller or any of its Affiliates that are in accordance with specific written instructions from any Buyer Indemnified Party (unless the Seller is otherwise liable for such Losses pursuant to the terms of this Agreement); and

(b) the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (“Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Buyer in this Agreement or (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (i) that results from the gross negligence or willful misconduct of a Seller Indemnified Party or (ii) that results from acts or omissions of the Buyer or any of its Affiliates that are in accordance with specific written instructions from any Seller Indemnified Party (unless the Buyer is otherwise liable for such Losses pursuant to the terms of this Agreement).

Section 8.2 Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article 8, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Article 8 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a third party with respect to which an Indemnified Party intends to claim any Loss under this Article 8, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 8.2 shall not limit the obligation of the Indemnifying Party under this Article 8, except to the extent such Indemnifying Party is actually prejudiced thereby.

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Section 8.3 Limitations on Liability. Other than with respect to Excluded Liabilities and Obligations, or any Losses due to any fraud, willful misconduct, intentional misrepresentation or intentional breach, no party hereto shall be liable for any consequential, punitive, indirect, special or incidental damages, under this Article 8 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Article 8) in or pursuant to this Agreement. Notwithstanding the foregoing, the Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Article 8, for Losses that include any portion of the Purchased Receivables that the Buyer was entitled to receive but did not receive timely or at all due to any indemnifiable events under this Agreement, and such portion of the Purchased Receivables shall not be deemed consequential, punitive, indirect, special or incidental damages for any purpose of this Agreement. Other than with respect to Excluded Liabilities and Obligations, or any Losses due to any fraud, willful misconduct, intentional misrepresentation or intentional breach, in no event shall the Seller’s aggregate liability for Losses under Section 8.1(a)(i) or the Buyer’s aggregate liability for Losses under Section 8.1(b)(i) exceed [***].

Section 8.4 Third Party Claims. Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 8.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a third party with respect to which such Indemnified Party intends to claim any Loss under this Article 8, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 8.4, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim, and neither the Indemnified Party nor the Indemnifying Party shall consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent (which will not be unreasonably withheld, delayed, or conditioned) of the other unless such Judgment or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (ii) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (iii) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (a) the Indemnified Party may defend against, and consent to the entry of any Judgment or enter into any settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (b) subject to the limitations set forth in Section 8.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (c) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Article 8.

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Section 8.5 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive Closing solely for purposes of Section 8.1 and shall terminate on the date that is eighteen (18) months after the Closing Date (other than any representation or warranty with respect to any Seller Fundamental Representations and any Buyer Fundamental Representations, which shall survive Closing solely for purposes of Section 8.1 and shall terminate on the date that is five (5) years after termination of this Agreement). No Party hereto shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof, unless the other party hereto shall have delivered a notice to such party, pursuant to this Article 8, claiming such liability or obligation under Section 8.1 prior to the date that is eighteen (18) months after the Closing Date (other than any liability or obligation of any nature with respect to any Seller Fundamental Representations and any Buyer Fundamental Representations, as to which such notice may be delivered at any time prior to the date that is five (5) years after the termination of this Agreement).

Section 8.6 Exclusive Remedy. Except as set forth in Section 10.10, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this Article 8 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud shall not be waived or limited in any way by this Article 8.

Article 9

TERMINATION

Section 9.1 Mutual Termination. This Agreement may be terminated at any time by mutual written agreement of the Buyer and the Seller.

Section 9.2 Automatic Termination. Unless earlier terminated as provided in Section 9.1, this Agreement shall continue in full force and effect until sixty (60) days after the full satisfaction of any amounts due under the License Agreement to the Seller and any payments in respect of the Purchased Receivables due under this Agreement to the Buyer, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 9.3 Survival. Notwithstanding anything to the contrary in this Article 9, the following provisions shall survive termination of this Agreement: Section 6.1 (Disclosures), Section 6.2 (Payments Received in Error; Interest), Article 7 (Confidentiality), Article 8 (Indemnification), Section 9.3 (Survival) and Article 10 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

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Article 10

MISCELLANEOUS

Section 10.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.1:

If to the Seller, to it at:

LadRx Corporation

11726 San Vicente Blvd.

Suite 650

Los Angeles, CA 90049

Attention: [***]

Email: [***]

With a copy to:

Haynes and Boone, LLP

30 Rockefeller Plaza

New York, NY 10112

Attention: [***]

Email: [***]

If to the Buyer, to it at:

XOMA (US) LLC

2200 Powell Street, Suite 310

Emeryville, CA 94608

Attention: Legal Department; [***]

Email: [***]

With a copy to:

Gibson, Dunn & Crutcher LLP

555 Mission Street

San Francisco, CA 94105

Attention: [***]

Email: [***]

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, or (iii) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

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Section 10.2 Expenses. Upon the Closing Date, the Seller shall promptly reimburse the Buyer for all its reasonable and documented out-of-pocket fees, costs, and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby [***] for this Agreement and the Assignment and Assumption Agreement (the “Buyer Transaction Expenses”). For the avoidance of doubt, the Buyer shall have the right to deduct the Buyer Transaction Expenses from payment of the Purchase Price. In the event the transactions contemplated hereby are not consummated, the Seller shall promptly reimburse the Buyer for the Buyer Transaction Expenses incurred prior to the cessation of discussions regarding the transactions contemplated hereby.

Section 10.3 Assignment. The Seller shall not sell, assign or otherwise transfer all or any portion of its interest in the Licensed Patents, the License Agreement, or this Agreement to any third party or to the Licensee by operation of law, merger, change of control, or otherwise, unless in connection therewith (a) such Person acquires all of the Seller’s interest in all of the Licensed Patents, the License Agreement, and this Agreement and (b) prior to closing any such transaction, the Seller causes such Person to deliver a writing to the Buyer in which (i) if such Person is not the Licensee, such Person assumes all of the obligations of the Seller to the Buyer under this Agreement, and (ii) if such Person is the Licensee, the Licensee assumes all of the obligations of the Seller to the Buyer hereunder and agrees to pay the Purchased Receivables directly to the Buyer notwithstanding any subsequent termination of the License Agreement by the Licensee. Subject to the first sentence of this Section 10.3, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. The Buyer may assign this Agreement, provided that the Buyer promptly thereafter notifies the Seller and any such assignee promptly thereafter agrees in writing to be bound by the obligations of the Buyer contained in this Agreement, and in any event such assignment shall be of the Agreement in its entirety. Any purported assignment in violation of this Section 10.3 shall be null and void.

Section 10.4 Amendment and Waiver.

(a) This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.

(b) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 10.5 Entire Agreement. This Agreement, the Exhibits annexed hereto, and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

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Section 10.6 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Section 10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 10.8 JURISDICTION; VENUE.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO Section 10.1 HEREOF.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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Section 10.9 Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 10.10 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 8.6, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

Section 10.11 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Royalty Purchase Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

LADRX CORPORATION

By:	/s/ Stephen Snowdy
Name:	Dr. Stephen Snowdy
Title:	Chief Executive Officer

XOMA (US) LLC

By:	/s/ Bradley Sitko
Name:	Bradley Sitko
Title:	Chief Investment Officer

[SIGNATURE PAGE TO THE ROYALTY PURCHASE AGREEMENT]

Schedule 1.1

[***]

Disclosure Schedules

See attached

Exhibit A

Accounts

[***]

Exhibit B

Form of Bill of Sale

Exhibit C

Form of Licensee Instruction Letter

Exhibit D

Form of Licensee Consent

Exhibit E-1

License Agreement

Exhibit E-2

KTB Agreement

Exhibit F

Form of Power of Attorney